UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   September 12, 2012

FOREST OIL CORPORATION

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

1-13515	25-0484900
(Commission File Number)	(IRS Employer Identification No.)

707 17th Street, Suite 3600, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

303.812.1400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

Purchase Agreement

On September 12, 2012, Forest Oil Corporation (“Forest” or “we”) entered into a Purchase Agreement (the “Purchase Agreement”), by and among Forest, Forest Oil Permian Corporation, Forest’s wholly owned subsidiary (“Forest Permian” or the “Guarantor”), and J.P. Morgan Securities LLC (the “Representative”), as representative of the several initial purchasers named in the Purchase Agreement, relating to the issuance and sale of $500 million in aggregate principal amount of Forest’s 7½% Senior Notes due 2020 (the “Notes”). The Notes were priced at 100% of par, resulting in a yield to maturity of 7.5%. We estimate that the net proceeds from the offering will be approximately $490.15 million, after deducting the initial purchasers’ discounts and estimated expenses. The issuance and sale of the Notes closed on September 17, 2012.  The Notes were offered and sold to the several initial purchasers in a private placement pursuant to an exemption from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). The Notes have not been registered under the Securities Act or any state securities laws, and unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.   The initial purchasers resold the Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Issuer and the Guarantor, on one hand, and the initial purchasers, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. In addition, the Purchase Agreement required the execution of a registration rights agreement relating to the Notes as described below.

We intend to use a portion of the net proceeds from the issuance and sale of the Notes to fund the proposed redemption of 50% of the aggregate principal amount of our outstanding 8½% Senior Notes due 2014 (the “2014 Notes”). The principal amount outstanding of the 2014 Notes is $600 million. The redemption price for the 2014 Notes is based on a make-whole formula and will be determined three business days in advance of the redemption date. We estimate that the redemption price will be approximately 110.3% of the principal amount of the 2014 Notes to be redeemed. Based on that estimate, the total cost will be approximately $331 million (excluding accrued and unpaid interest to the redemption date).  This Current Report on Form 8-K is not intended as a notice of any such redemption. Such notice will be given to holders of the 2014 Notes in the manner prescribed in the indenture governing the 2014 Notes.

We intend to use the balance of the net proceeds from the issuance and sale of the Notes to reduce borrowings under our bank credit facility. Pending the proposed redemption of the 2014 Notes, the portion of the net proceeds necessary to fund that redemption will be used to temporarily reduce borrowings under our bank credit facility or for general corporate purposes.

Amounts repaid under our bank credit facility may be reborrowed from time to time for general corporate purposes.

In April 2012, the borrowing base under our bank credit facility was reaffirmed at $1.25 billion.  As a result of the completion of the issuance and sale of the Notes, our borrowing base was automatically reduced from $1.25 billion to $1.2 billion.  The next scheduled redetermination of the borrowing base will occur on or before November 1, 2012.

The initial purchasers and certain of their affiliates have provided, and may in the future provide, financial advisory, investment banking and commercial banking services in the ordinary course of business to us and certain of our affiliates, for which they receive customary fees and expense reimbursement. Affiliates of the initial purchasers are lenders under our bank credit facility.

The forgoing does not purport to be all of the terms and conditions of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Indenture

The Notes were issued under an indenture (the “Indenture”), dated as of September 17, 2012, among Forest, Forest Permian, as subsidiary guarantor, and U.S. Bank National Association, as trustee (the “Trustee”). The Notes are our general unsecured senior obligations, which rank equally in right of payment with our existing and future senior indebtedness, rank senior in right of payment to all of our subordinated indebtedness, and are effectively subordinated in right of payment to all of our secured indebtedness, including our obligations under our bank credit facility, to the extent of collateral securing such indebtedness.  The Notes are also structurally subordinated to all of the existing and future indebtedness and other liabilities of any of our subsidiaries that do not guarantee the Notes.

On the date of issuance, the Notes were guaranteed by Forest Permian on an unsecured senior basis.  In the future, certain of our existing or future subsidiaries may be required to guarantee the Notes, and any such guarantees may be also released or terminated under circumstances set forth in the Indenture.  Any subsidiary guarantees will have the same ranking with respect to indebtedness of our subsidiary guarantors as the Notes have with respect to our indebtedness.

Interest on the Notes will accrue from September 17, 2012, and is payable on March 15 and September 15 of each year, beginning March 15, 2013.   The Notes will mature on September 15, 2020.

We may redeem up to 35% of the aggregate principal amount of the Notes at any time prior to September 15, 2015, on one or more occasions, with the net cash proceeds from certain equity offerings at a redemption price equal to 107.5% of the principal amount of the Notes, plus any accrued and unpaid interest, if at least 65% of the aggregate principal amount of the Notes issued under the Indenture remain outstanding after such redemption and the redemption occurs within 120 days of the closing of any such equity offering.

Prior to September 15, 2016, we may also redeem all or a part of the Notes at any time, at a “make-whole” redemption price, which is equal to the principal amount plus a make-whole premium, using a discount rate of the Treasury rate plus 0.50%, plus accrued and unpaid interest.

On and after September 15, 2016, we may redeem all or a part of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve month period beginning on September 15 of the years indicated below:

Year Percentage
2016	103.750%
2017	101.875%
2018 and thereafter	100.000%

If we experience a change of control (as defined in the Indenture), subject to certain exceptions, we must give holders of the Notes the opportunity to sell us their Notes, in whole or in part, at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest.

We and our restricted subsidiaries are subject to certain negative covenants under the Indenture governing the Notes.  The Indenture limits our ability, and the ability of each of our restricted subsidiaries to, among other things, incur additional indebtedness, pay dividends or make other distributions on capital stock, repurchase capital stock, or redeem subordinated indebtedness, make investments, create certain liens on our assets, sell assets, guarantee other indebtedness, enter into agreements that restrict dividends from restricted subsidiaries, merge or consolidate or transfer all or substantially all of our assets, and enter into transactions with affiliates.  Most of these negative covenants will terminate, however, if at least one rating agency assigns the Notes an investment grade rating and our bank credit facility is no longer secured.

The forgoing does not purport to be all of the terms and conditions of the Indenture, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Registration Rights Agreement

We and Forest Permian have entered into a registration rights agreement (the “Registration Rights Agreement”) with the initial purchasers of the Notes whereby we and Forest Permian agreed to file a registration statement with the Securities and Exchange Commission so that the holders of the Notes can exchange the Notes for registered notes that have substantially identical terms as the Notes and exchange the guarantee provided by Forest Permian for a registered guarantee having substantially the same terms as the original guarantee.  We and Forest Permian have agreed to use commercially reasonable efforts to cause the exchange offer to be completed by September 12,

2013.  We will be obligated to pay additional interest on the Notes if we do not comply with this obligation.

The forgoing does not purport to be all of the terms and conditions of the Registration Rights Agreement, a copy of which is filed as Exhibit 4.2 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included, or incorporated by reference, in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.                                        Financial Statements and Exhibits.

Exhibit No.	Document

1.1	Purchase Agreement, dated as of September 12, 2012, by and among Forest Oil Corporation, Forest Oil Permian Corporation and the Initial Purchasers named therein.

4.1	Indenture, dated as of September 17, 2012, by and among Forest Oil Corporation, Forest Oil Permian Corporation and U.S. National Bank Association.

4.2

Registration Rights Agreement, dated as of September 17, 2012, by and among Forest Oil Corporation, Forest Oil Permian Corporation and J.P. Morgan Securities LLC, as representative of the Initial Purchasers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION
(Registrant)

Dated: September 17, 2012	By:	/s/ Cyrus D. Marter IV
Cyrus D. Marter IV
Senior Vice President, General
Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Document

1.1	Purchase Agreement, dated as of September 12, 2012, by and among Forest Oil Corporation, Forest Oil Permian Corporation and the Initial Purchasers named therein.

4.1	Indenture, dated as of September 17, 2012, by and among Forest Oil Corporation, Forest Oil Permian Corporation and U.S. National Bank Association.

4.2

Registration Rights Agreement, dated as of September 17, 2012, by and among Forest Oil Corporation, Forest Oil Permian Corporation and J.P. Morgan Securities LLC, as representative of the Initial Purchasers.